Exhibit 5.1

June 11, 2009
Mayer Brown LLP
700 Louisiana Street
Suite 3400
Houston, Texas 77002-2730
Main Tel (713) 238-3000
Main Fax (713) 238-4888
www.mayerbrown.com

ION Geophysical Corporation
2105 CityWest Blvd., Suite 400
Houston, Texas 77042-2839

Re:	ION Geophysical Corporation—Registration Statement on Form S-3
Dear Ladies and Gentlemen:
     We have acted as securities counsel to ION Geophysical Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of 18,500,000 shares of its common stock, $0.01 par value per share (the “Shares”). The Shares have been issued to the holders thereof (the “Selling Stockholders”) by the Company pursuant to purchase agreements dated as of June 1, 2009, by and between the Company and the purchasers named therein. The Shares may be sold from time to time by the Selling Stockholders, as described in the Company’s Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission on June 11, 2009 (as it may subsequently be amended, the “Registration Statement”).
     In connection with the foregoing, we have examined originals or copies of such corporate records, as applicable, of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto of all documents examined by us and the legal capacity of each individual who signed any of those documents.
     Based upon and subject to the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares to be sold by the Selling Stockholders are legally issued, fully paid and non-assessable shares of common stock of the Company.

Mayer Brown llp
ION Geophysical Corporation
June 11, 2009

     The opinions expressed herein are limited exclusively to the federal laws of the United States of America, and applicable provisions of the Delaware Constitution, the Delaware General Corporation Law and reported judicial interpretations of such laws, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” contained therein.
Very truly yours,
/s/ Mayer Brown LLP
Mayer Brown LLP